Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Communications For Immediate Release	Jay S. Moore, Dir. Of (276) 629-6450 – Media

(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces First Quarter 2005 Earnings

(Bassett, Va.) – March 24, 2005 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its earnings for its fiscal quarter ended February 26, 2005.

Sales for the first quarter of 2005 were $80.8 million, up 5% from first quarter 2004 levels, fueled by a $9 million or 22% increase in shipments to Bassett Furniture Direct (BFD) stores and greater demand for juvenile products. Offsetting this increase was an approximate $5 million expected sales decrease with traditional furniture stores.

The Bassett Furniture Direct retail store program continues to grow with 120 stores in operation at the end of the first quarter. Licensees opened seven stores during the quarter (three were closed) and the Company continues to expect a total of 20 to 25 new BFD stores will be opened in fiscal 2005.

Margins were up slightly due to an increased sales mix of both upholstery and imported products. SG&A expenses were up slightly due to increases in marketing spending primarily related to the introduction of the John Elway Home Collection.

The Company reported net income for the quarter of $2.4 million or $.20 per share which compares to net income of $2.3 million or .20 per share in the first quarter of 2004. On an adjusted basis, 2004’s net income for the first quarter was $1.6 million or $.13 per share (excluding an unusual gain and restructuring and impaired asset charges in 2004)*. A reconciliation to the net income and earnings per share calculations has been set forth below.

“We are pleased with our year-over-year sales improvement as our Bassett Furniture Direct growth is now outpacing the expected attrition in our other distribution channels,” said Robert H. Spilman Jr., president and chief executive officer. “Our import and upholstery divisions continue to post strong sales and earnings improvement and our investment portfolio had another strong quarter. Even though February was a strong month for us, business conditions continue to be fairly tough at retail, especially in certain parts of the country including Texas. Our primary focus in 2005 continues to be improving every aspect of the BFD store program.”

The Company borrowed $5 million during the quarter primarily to fund increases in accounts receivable and inventories. The Company also received a dividend from its investment in an affiliate (IHFC) during the quarter and paid its regular quarterly dividend to shareholders during the quarter.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on June 1, 2005, to shareholders of record on May 16, 2005.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 120 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

*	The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2005, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended February 26, 2005		13 Weeks Ended February 28, 2004
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$80,752	100.0%	$76,568	100.0%

Cost of sales	59,456	73.6%	56,901	74.3%

Gross profit	21,296	26.4%	19,667	25.7%

Selling, general and administrative	20,028	24.8%	18,496	24.2%
Gain on sale of property	—	0.0%	(3,890)	-5.1%
Restructuring and impaired asset charges	—	0.0%	2,840	3.7%

	20,028	24.8%	17,446	22.8%

Income from operations	1,268	1.6%	2,221	2.9%

Other income, net	1,970	2.4%	1,013	1.3%

Income before income taxes	3,238	4.0%	3,234	4.2%
Income tax provision	(874)	-1.1%	(906)	-1.2%

Net income	$2,364	2.9%	$2,328	3.0%

Basic earnings per share:	$0.20		$0.20

Diluted earnings per share:	$0.20		$0.20

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	13 Weeks Ended February 26, 2005	13 Weeks Ended February 28, 2004
Net income as reported	$2,364	$2,328
Gain on sale of property, net of income taxes	—	(2,801)
Restructuring and impaired asset charges, net of income taxes	—	2,045

Net income as adjusted	$2,364	$1,572

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)
	13 Weeks Ended February 26, 2005	13 Weeks Ended February 28, 2004
Diluted earnings per share	$0.20	$0.20
Gain on sale of property, net of income taxes	—	(0.24)
Restructuring and impaired asset charge, net of income taxes	—	0.17

Diluted earnings per share as adjusted	$0.20	$0.13

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) February 26, 2005	November 27, 2004
Assets

Current assets
Cash and cash equivalents	$5,800	$4,022
Accounts receivable, net	43,382	40,507
Inventories	48,208	47,285
Deferred income taxes	3,880	4,130
Assets held for sale, net	1,145	2,753
Other current assets	3,980	3,980

Total current assets	106,395	102,677

Property and equipment, net	39,717	40,243

Investments	75,264	73,520
Retail real estate, net	54,190	53,085
Notes receivable, net	14,919	14,642
Other, net	13,236	13,199

	157,609	154,446

Total assets	$303,721	$297,366

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$16,883	$19,948
Accrued liabilities	21,689	18,601

Total current liabilities	38,572	38,549

Long-term liabilities
Employee benefits	9,354	9,423
Long-term debt	5,000	—
Real estate notes payable	15,494	15,604
Distributions in excess of affiliate earnings	13,750	12,578

	43,598	37,605

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,753,640 in 2005 and 11,735,967 in 2004	58,768	58,680
Retained earnings	158,355	158,341
Additional paid-in-capital	1,546	1,373
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,882	2,818

Total stockholders' equity	221,551	221,212

Total liabilities and stockholders' equity	$303,721	$297,366

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	13 Weeks Ended February 26, 2005	13 Weeks Ended February 28, 2004
Operating Activities
Net income	$2,364	$2,328
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,467	2,519
Equity in undistributed income of investments	(2,772)	(1,901)
Provision for write-down of property and equipment	—	2,103
Provision for losses on trade accounts receivable	590	310
Net gain from sales of investments	(587)	(79)
Net gain from sales of property and equipment	—	(3,890)
Deferred income taxes	250	838
Changes in employee benefit liabilities	(69)	(58)
Changes in operating assets and liabilities
Trade accounts receivable	(3,465)	(1,393)
Inventories	(923)	2,589
Other current assets	—	554
Notes receivable, net	(277)	(307)
Accounts payable and accrued liabilities	23	(944)

Net cash (used in) provided by operating activities	(2,399)	2,669

Investing Activities
Purchases of property and equipment	(1,104)	(654)
Purchases of retail real estate	(1,632)	(1,536)
Proceeds from sales of property and equipment	1,367	6,104
Proceeds from sales of investments	3,513	4,414
Purchases of investments	(3,088)	(9,414)
Dividends from an affiliate	2,342	2,343
Other, net	(21)	651

Net cash provided by investing activities	1,377	1,908

Financing Activities
Borrowings under revolving credit arrangement	5,000	—
Repayments of real estate notes payable	(110)	—
Issuance of common stock, net	260	1,354
Cash dividends	(2,350)	(2,331)

Net cash provided by (used) in financing activities	2,800	(977)

Net change in cash and cash equivalents	1,778	3,600

Cash and cash equivalents, beginning of year	4,022	15,181

Cash and cash equivalents, end of quarter	$5,800	$18,781